Exhibit 11.1

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated October 13, 2017 relating to the balance sheets of Iron Bridge Mortgage Fund, LLC as of December 31, 2016, 2015, and 2014, and the related statements of income and changes in members’ equity, and cash flows for the years then ended and the related notes to the financial statements.

/s/Armanino LLP

Armanino LLP
San Ramon, California

October 13, 2017